CONTRACT AGREEMENT NO. BP-SCP 001/2019

This Contract is made and entered on January 1st, 2019 (hereinafter the "Effective Date) by and between :

BRA PRO LIMITED a company with domiciled in 12 Floor Henley Building, 5 Queen's Road, Central, Hong Kong (hereinafter called the "First Party").

SCP INTERNATIONAL HOLDINGS LIMITED a company with domiciled in OMC Chambers, Wickhams Cay 1. Road Town, Tortola, British Virgin Islands (hereinafter called the "Second Parti/').

The First Party and the Second Party, individually shall be referred to as "Part}/' and together shall be referred as "Parties"

NOW, THEREFORE, in consideration of mutual covenants and promises contained herein, the Parties hereby agree as follows:

Article 1

The First Party has appointed Second Party as the agent and acting on behalf of First Party to conduct the following support services for the orders placed or to be placed with appointed sewing contractors in Indonesia (hereinafter call the "Subcontractors"):

Supply Chain Monitoring:

- Continuously monitor the supply chain process to ensure timely and efficient delivery of raw materials and finished products
- Track and report on key supply chain metrics, identifying areas for improvement • Maintain regular communication with suppliers to ensure adherence to delivery schedules and quality standards.
- Evaluate supplier performance and compliance with contractual obligations.

Inventory Management:

- Oversee inventory levels to ensure adequate supply without overstocking.
- Implement inventory control procedures to minimize waste and reduce costs. • Conduct regular inventory audits and reconcile discrepancies.

Logistics Coordination:

- Review logistics activities including transportation, warehousing, and distribution.
- Ensure the timely and accurate delivery of materials and products.
- Optimize logistics operations to reduce costs and improve service levels.

Article 2

All employees hired to support the functions specified in Article 1 are the assets and liabilities of the Second Party. First Party will not be allowed to accept any of employees of Second Party.

Article 3

The First Party will award Second Party a commission based on a certain percentage FOB value of products that have been exported.

As there has been minimum investment of manpower assets made by Second Party to support the supervision of the business, and as the business volume fluctuated significantly in the past years, the service fee shall be determined by 5% fixed Commission on **Monthly Exported FOB Value**.

The commission shall be paid for the successful transactions which to be proven through export documents (Airway Bill or Bill of Lading). In the event of any claim from customers or delay in delivery which result in air prepaid, penalty or possible cancellation, Second Party will be charged to provide FAIR contribution to First Party and or Subcontractors.

Article 4

This Contract Agreement will be valid effective from the signing date of this contract agreement up to **December 31st, 2022.** The contract may be terminated earlier based on prior mutual agreements between the Parties and notification should be advised at least 3 (three) months prior to the termination.

This Contract Agreement and the rights and obligations of the Parties hereunder shall be governed by and construed in accordance with the laws of Hong Kong, without giving effect to the conflicts of laws principles thereof.

First Party,
BRA PRO LIMITED

[redacted]

Kendrew Hartanto

Director

Second Party,
SCP INTERNATIONAL HOLDINGS LIMITED

[redacted]

Philip Koh [redacted]

Director